EXHIBIT 12

Wallace A. Glausi

Attorney At Law

550 Park Avenue, Suite 220

Portland, OR 97205

(503) 515-3657

May 1, 2020

Re: Qualification Statement for LB 1 LLC on Form 1-A

To whom it may concern:

We have been retained by LB 1 LLC (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission, under the Securities Act of 1933, as amended, of the Company's Offering Statement on Form 1-A (the "Offering Statement"). The Offering Statement covers $50,000,000 of the Company's promissory notes (the "Notes").

In our capacity as such counsel, we have examined and relied upon the originals or copies, certified or otherwise identified to our satisfaction, of the following:

1. Certificate of Formation of the Company;

2. Operating Agreement of the Company;

3. The Offering Statement; and

4. The form of Subscription Agreement.

We have also examined such other corporate records, documents, certificates, and other agreements and instruments, and have made such other examinations, as we have deemed relevant, necessary or appropriate to enable us to render the opinions hereinafter expressed.

Based on that examination, we are of the opinion that:

1. The Company is duly authorized to issue the Notes.

2. When issued and sold by the Company against payment therefor pursuant to the terms of the Subscription Agreement, the Notes will be validly issued, binding obligations of the Company, and fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit and to the Offering Statement and to the use of our name in the Offering Statement. In giving the foregoing consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Securities and Exchange Commission.

Sincerely,

Attorney at Law